Exhibit 16.1

August 21, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for RLI Corp. and, under the date of February 22, 2019, we reported on the consolidated financial statements of RLI Corp. as of and for the years ended December 31, 2018 and 2017 and the effectiveness of internal control over financial reporting as of December 31, 2018. On August 21, 2019, we were notified that RLI Corp. engaged Deloitte &  Touche LLP (Deloitte) as its principal accountant for the year ending December 31, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of RLI Corp.’s consolidated financial statements as of and for the year ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, and the issuance of our reports thereon. We have read RLI Corp.’s statements included under Item 4.01 of its Form 8-K dated August 21, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with RLI Corp.’s statements that Deloitte’s engagement was approved by the Audit Committee and we are not in a position to agree or disagree with any of RLI Corp.’s statements in the last paragraph relating to consultations with Deloitte.

Very truly yours,

/s/ KPMG LLP